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EXHIBIT 10.28

Execution Copy

CREDIT AGREEMENT
dated as of
May 29, 2002
among

ANTHEM, INC.,

The Lenders Party Hereto,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Sole Lead Arranger and
Bookrunner,

BANK OF AMERICA, N.A. and J.P. MORGAN CHASE BANK,
as Co-Syndication Agents,

and

FLEET NATIONAL BANK,
as Documentation Agent

ii

        CREDIT AGREEMENT dated as of May 29, 2002, among ANTHEM, INC.; the LENDERS party hereto; GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger and Bookrunner; BANK OF AMERICA, N.A. and J.P. MORGAN CHASE BANK, INC., as Co-Syndication Agents; and FLEET NATIONAL BANK, as Documentation Agent.

        The Borrower (such term, and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested that the Lenders extend credit to enable it to borrow term loans on the Effective Date in a principal amount not in excess of $1,200,000,000 at any time outstanding. The proceeds of borrowings hereunder are to be used to finance a portion of the cash portion of the purchase price to be paid in connection with the Acquisition. Borrowings hereunder will be made by the Borrower following the satisfaction of certain conditions set forth herein.

        The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

        Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

        SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

        "364-Day Facility" means that certain 364-Day Credit Agreement dated as of November 5, 2001 among AICI, AI and J.P. Morgan Chase Bank, formerly known as The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A. as Syndication Agent, Fleet National Bank as Co-Documentation Agent, and J.P. Morgan Securities Inc. as Lead Arranger and Sole Bookrunner, as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

        "ABR," when used in reference to any Loan or Borrowing, refers to whether all or any portion of such Loan, or of the Borrowings comprising such Loan, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Acquisition" means the acquisition by the Borrower of certain shares of Class A common stock of the Target pursuant to the merger of the Target with and into AI Sub Acquisition Corp., a direct wholly-owned subsidiary of the Borrower, in accordance with the Merger Agreement.

        "Administrative Agent" means GSCP, in its capacity as administrative agent for the Lenders hereunder.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" shall mean, collectively, the Administrative Agent, Bank of America, N.A. and J.P. Morgan Chase Bank, each in its capacity as Co-Syndication Agent for the Lenders hereunder and Fleet National Bank, in its capacity as Documentation Agent for the Lenders hereunder.

        "Agreement" means this Credit Agreement, dated as of May 29, 2002, as it may be amended, restated, supplemented or otherwise modified from time to time.

        "AI" means Anthem, Inc., an Indiana corporation.

        "AI Insurance Approval" means that AICI shall have obtained approval or non-disapproval by the Indiana Insurance Commissioner pursuant to Ind. Code §27-1-23-4 of AICI's liability under Section 8.14 of either or both of the 364-Day Facility and the Five-Year Facility as joint obligor in respect of loans made to AI pursuant to the 364-Day Facility and/or the Five-Year Facility, respectively.

        "AICI" means Anthem Insurance Companies, Inc., an Indiana stock insurance company and a wholly owned subsidiary of AI.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Annual Statement" of AICI or an Insurance Subsidiary means the annual statutory financial statements of AICI or such Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by AICI's or such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, with respect to any Loan or any facility fees payable hereunder, (i) prior to the First Day, (a) in the case of Eurodollar Loans, 1.05% per annum and (b) in the case of any facility fees, 0.20% per annum and (ii) beginning on the First Day and thereafter, the applicable rate per annum set forth below under the caption "Eurodollar Spread," "Alternate Base Rate Spread" or "Facility Fee Rate," as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings S&P/Moody's	Eurodollar Spread (in bps)	Alternate Base Rate Spread (in bps)	Facility Fee Rate (in bps)
Category 1: >BBB+/Baa1	85.0	—	15.0
Category 2: BBB+/Baa1	105.0	—	20.0
Category 3: BBB/Baa2	125.0	25.0	25.0
Category 4: BBB-/Baa3	145.0	45.0	30.0
Category 5: <BBB-/Baa3	175.0	75.0	50.0

        For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless the rating established or deemed to be established by (A) Moody's shall be lower than Baa3 or (B) S&P shall be lower than BBB-, in which case the Applicable Rate shall be determined by reference to the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. At all times when the ratings of the Index Debt are private ratings, the Borrower will arrange for such ratings to be continually monitored and updated by Moody's and S&P as if such ratings were published ratings.

        "Approved Fund" means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

        "Asset Sale" means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any wholly-owned subsidiary of the Borrower), in one transaction or a series of transactions, of all or any part of the Borrower's or any of the Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $10,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate during any Fiscal Year.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Authorized Officer" of a Person means any of the president, chief financial officer or treasurer of such Person, acting singly.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means AI.

        "Borrowing" means Loans or portions of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a Loan in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        "Cash" means money, currency, or a credit balance in any demand or Deposit Account.

        "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

        "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding equity interests in AI; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of AI by Persons who were not (i) directors of AI on the date of this Agreement, (ii) nominated by the board of directors of AI, or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); (c) the ownership by any Person other than AI or a wholly owned subsidiary of AI of any equity interest in AICI; or (d) the occurrence of a "Change of Control" (or other similar event or condition, however denominated) under any other Indebtedness of the Borrower or any Subsidiary for borrowed money.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make its Loan hereunder, expressed as an amount representing the maximum permitted amount of such Lender's Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. "Commitments" means such commitments of all Lenders in the aggregate. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments as of the Effective Date is $1,200,000,000.

        "Condemnation" has the meaning set forth in Article VI.

        "Consolidated Adjusted EBITDA" means, for any period, an amount determined for the Borrower and the Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non-Cash items reducing Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (ii) other non-Cash items increasing Net Income for such period

(excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

        "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

        "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Borrower and the Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs incurred with respect to Rate Hedging Obligations, but excluding, however, any amounts referred to in Section 2.10(c) payable on or before the Effective Date.

        "Contingent Obligation" of a Person means any obligation arising under any agreement, undertaking or arrangement by which (a) such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, in each case, any comfort letter, operating agreement or take-or-pay contract or application for a letter of credit, but excluding in each case obligations incurred by the Borrower or any Insurance Subsidiary under insurance policies or contracts entered into in the ordinary course of business.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Control Purchase" has the meaning set forth in Section 5.10(b).

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower and/or one or more of the Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.08.

        "dollars" or "$" refers to lawful money of the United States of America.

        "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

        "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender (any two or more Approved Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of the Borrower shall be an Eligible Assignee.

        "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurodollar," when used in reference to any Loan or Borrowing, refers to whether all or any portion of such Loan, or of the Borrowings comprising such Loan, are bearing interest at a rate determined by reference to the LIBO Rate.

        "Event of Default" has the meaning assigned to such term in Article VI.

        "Exempt Indebtedness" means, collectively (a) Indebtedness of a Subsidiary borrowed or able to be borrowed from the Borrower or another Subsidiary and (b) the first $100,000,000 of Indebtedness of the Borrower to be incurred or able to be incurred after the date hereof (other than any Indebtedness incurred or able to be incurred pursuant to the Existing Credit Agreements).

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.15(e).

        "Existing Credit Agreements" means, collectively, the 364-Day Facility and the Five-Year Facility.

        "Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Loans at such time; provided, at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender's Commitment.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

        "Financial Statements" has the meaning set forth in Section 3.05.

        "First Day" means the first day of the first full Fiscal Quarter occurring after the date on which the Borrower delivers to the Lenders each of the financial statements required to be delivered pursuant to Section 5.01 with respect to the first full Fiscal Quarter to occur after the Effective Date.

        "Fiscal Quarter" means one of the four three-month accounting periods comprising a Fiscal Year.

        "Fiscal Year" means the twelve-month accounting period ending December 31 of each year.

        "Five-Year Facility" means that certain Five-Year Credit Agreement dated as of November 5, 2001 among AICI, AI and J.P. Morgan Chase Bank, formerly known as The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A. as Syndication Agent, Fleet National Bank as Co-Documentation Agent, and J.P. Morgan Securities Inc. as Lead Arranger and Sole Bookrunner, as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any board of insurance, insurance department or insurance commission and any taxing authority or political subdivision) or any instrumentality or officer thereof (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "GSCP" means Goldman Sachs Credit Partners, L.P.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a letter of credit, and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Index Debt" means (a) AI's senior, unsecured indebtedness for borrowed money under bank credit facilities that is not guaranteed by any other Person or subject to any other credit enhancement or (b) if neither Moody's nor S&P shall have in effect a rating for indebtedness of the type referred to in clause (a), any other senior, unsecured, long-term indebtedness for borrowed money of AI that is not guaranteed by any other Person or subject to any other credit enhancement.

        "Insurance Subsidiary" means any Subsidiary which is engaged in the insurance business.

        "Interest Coverage Ratio" means (x) for the period from the date hereof through (a) if the Effective Date is the last day of a Fiscal Quarter, the Effective Date or (b) if the Effective Date is not the last day of a Fiscal Quarter, the last day of the first Fiscal Quarter to end after the Effective Date (such date under (a) or (b), the "Relevant Date"), the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended (without giving effect to the Acquisition), to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period (without giving effect to the Acquisition), (y) for the four full Fiscal Quarter-period commencing after the Relevant Date (the "Pro Forma Period"), the ratio as of the last day of any Fiscal Quarter ending during the Pro Forma Period of (i) the pro forma Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended (giving effect to the Acquisition as if it had been consummated as of the first day of such four-Fiscal Quarter period), to (ii) the aggregate Consolidated Cash Interest Expense for each of the Fiscal Quarters then-elapsed during the Pro Forma Period (the "Applicable Fiscal Quarters") multiplied by a fraction, the numerator of which shall be four (4) and the denominator of which shall be the number of Applicable Fiscal Quarters and (z) for the period after the Pro Forma Period, the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

        "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

        "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London inter bank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

        "Lien" means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loans" means the term loans made by the Lenders to the Borrower under this Agreement.

        "Margin Stock" has the meaning assigned to such term under Regulation U of the Board.

        "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or operations of the Parent and its subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of the Obligations, or (c) the rights of or remedies available to the Lenders under this Agreement.

        "Material Insurance Subsidiary" means any Insurance Subsidiary which, together with its subsidiaries, has a net worth in excess of 10% of the consolidated Net Worth of AI and the Subsidiaries taken as a whole.

        "Material Subsidiary" means, at any time, AICI and any Subsidiary which, together with its subsidiaries, has either assets or revenues from operations that exceed 10% of the combined assets or combined revenues from operations, respectively, of the Parent and its subsidiaries taken as a whole.

        "Maturity Date" means January 28, 2003.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of April 28, 2002, among AI, AI Sub Acquisition Corp. and Target.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

        "Net Asset Sale Proceeds" means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any Subsidiaries in connection with such Asset Sale.

        "Net Income" means, for any computation period, with respect to AI on a consolidated basis with the Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.

        "Net Insurance/Condemnation Proceeds" means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

        "Net Worth" means the consolidated shareholders' equity of AI determined in accordance with GAAP. For the purposes of Section 5.14, the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115 shall be excluded from the computation of Net Worth.

        "Obligations" means all the obligations of the Borrower under this Agreement and under any promissory notes delivered pursuant to Section 2.08(e).

        "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

        "Parent" means AI.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Permitted Liens" means, as applied to the Borrower and the Subsidiaries:

          (a) any Lien in favor of the Administrative Agent or the Lenders given to secure the payment and performance of the Obligations;

          (b) Liens securing Indebtedness in an aggregate amount not in excess of $100,000,000 (for the Subsidiaries taken as a whole) at any one time outstanding;

          (c) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, but only so long as no foreclosure, distraint, sale, or similar proceedings have been commenced with respect thereto and remain unstayed for a period of more than 30 days after their commencement;

          (d) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP or SAP, as applicable, shall have been made therefor;

          (e) Liens incurred in the ordinary course of business in connection with workers' compensation and unemployment insurance;

          (f) restrictions on the transfer of assets imposed by any applicable federal, state or local statute, regulation or ordinance;

          (g) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Borrower or any Subsidiary, or Liens incidental to the conduct of the business of the Borrower or any Subsidiary or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Borrower or such Subsidiary;

          (h) purchase money mortgages or security interests, conditional sale arrangements and other similar security interests on equipment and motor vehicles acquired by the Borrower or any Subsidiary (hereinafter referred to individually as a "Purchase Money Security Interest"); provided, however, that:

            (i) the transaction in which any Purchase Money Security Interest is proposed to be created is not otherwise prohibited by this Agreement;

            (ii) any Purchase Money Security Interest shall attach only to the property or assets acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower or such Subsidiary;

            (iii) the Indebtedness secured or covered by any Purchase Money Security Interest shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed or extended by the Borrower or such Subsidiary; and

            (iv) the aggregate outstanding amount of all Indebtedness secured by Purchase Money Security Interests shall not at any time exceed an amount equal to $20,000,000 (for the Borrower and the Subsidiaries taken as a whole);

          (i) judgment Liens arising in connection with court proceedings which do not exceed $20,000,000 in the aggregate, provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being diligently contested in good faith by appropriate proceedings, and the Borrower or the Subsidiary in question has set aside adequate reserves with respect thereto in accordance with GAAP or SAP, as applicable;

          (j) Liens consisting of deposits made by the Borrower or any Insurance Subsidiary with the insurance authority in its jurisdiction of domicile or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Borrower or such Insurance Subsidiary, in each case in favor of policyholders of the Borrower or such Insurance Subsidiary and in the ordinary course of the business of the Borrower or such Insurance Subsidiary;

          (k) Purchase Money Security Interests in equipment constituting inventory of the Borrower or any of its subsidiaries which is leased (or held for lease) by the Borrower or subsidiaries to its customers in the ordinary course of business and other Liens on lease receivables, equipment and cash collateral accounts established in connection therewith;

          (l) Liens on specific items of equipment leased by the Borrower or any of its subsidiaries in the ordinary course of business and on the leases (and proceeds therefrom) for such equipment granted by the Borrower or any of its subsidiaries in connection with investor lease transactions, so long as the Indebtedness secured by such Liens is without recourse to the Borrower or any of its subsidiaries or any of their assets other than such equipment and leases and proceeds therefrom;

          (m) Liens securing reimbursement obligations in respect of letters of credit or similar instruments issued for the account of the Borrower or any of its subsidiaries in the ordinary course of their respective businesses in an aggregate outstanding face amount not to exceed $30,000,000 at any time;

          (n) Liens securing obligations to share with the Federal Centers for Medicare and Medicaid Services potential gains from the sale or other disposition of depreciable assets used in the administration of the Medicare program; and

          (o) Liens not exceeding $75,000,000 in the aggregate on the property or assets of a corporation which becomes a Subsidiary after the date of this Agreement securing Indebtedness which is not prohibited by this Agreement (after giving effect to the acquisition of such Subsidiary), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) no additional amount of Indebtedness shall be secured by such Liens in reliance upon the provisions of this clause.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by J.P. Morgan Chase Bank, formerly known as The Chase Manhattan Bank, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed of such Person, or other assets owned, leased or operated by such Person.

        "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

        "Purchase Money Security Interest" is defined in clause (h) of the definition of "Permitted Liens" set forth above.

        "Quarterly Statement" of AICI or an Insurance Subsidiary means the quarterly statutory financial statements of AICI or such Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

        "Rate Hedging Obligations" of a Person means any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or for ward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

        "Register" has the meaning set forth in Section 8.04.

        "Related Agreements" means, collectively, the Merger Agreement and any agreements, instruments or other documents required to be executed and delivered in connection therewith.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means, at any time, Lenders having Exposures representing more than 50% of the total Exposures at such time.

        "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of common stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding; and (iv) any voluntary or optional payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

        "SAP" means, with respect to AICI or any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of AICI or such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as AICI or such Insurance Subsidiary in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements referred to in Sections 3.05(c) and (d).

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of such Borrower or member of the Controlled Group, other than a Multiemployer Plan.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subordinated Indebtedness" means the Anthem, Inc. 5.95% Subordinated Debentures due November 15, 2006.

        "Subsidiary" means any subsidiary of AI, including AICI.

        "Substantial Portion" means Property which (a) represents more than 10% of the consolidated assets of the Parent and the Subsidiaries, as would be shown in the consolidated financial statements of the Parent and the Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated revenues from operations of the Parent and the Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

        "Surplus Notes" of AICI means all notes evidencing obligations of AICI which may from time to time be issued by AICI and which under SAP in effect on the date of this Agreement would be included in the amount specified on page 3, line 26A of the "Liabilities, Surplus and Other Funds" statement of AICI's Annual Statement.

        "Target" means Trigon Healthcare, Inc., a Virginia corporation.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of a Borrower or any other member of the Controlled Group from such Plan during a plan year in which such Borrower or member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

        "Total Debt" means, at any time, all Indebtedness that would be required to appear as liabilities on the consolidated balance sheet of AI and its Subsidiaries prepared in accordance with GAAP (including, in any event, Surplus Notes of AICI and surplus notes issued by any other Insurance Subsidiary) plus all guarantee obligations (or obligations having the economic effect of guarantee obligations) of AI or any Subsidiary in respect of Indebtedness of Persons other than AI or any Subsidiary.

        "Total Debt to Capital Ratio" means, at any time, the ratio of (a) the Total Debt at such time to (b) the sum of Total Debt plus AI's Net Worth at such time.

        "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, and the other transactions contemplated hereby.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

        "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural for ms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

        SECTION 2.01.    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower in an amount not exceeding such Lender's Commitment. There shall be only one funding under the Commitments which shall be on the Effective Date. Any amount borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.09, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Notwithstanding anything to the contrary contained herein, each Lender's Commitment shall terminate immediately and without further action after the funding of such Lender's Loan on the Effective Date.

        SECTION 2.02.    Loans and Borrowings.    (a) The Loans shall be made in the aggregate amount requested by Borrower pursuant to Section 2.03 and shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)  Subject to Section 2.12, (i) each Borrowing shall be comprised entirely of ABR Borrowings or Eurodollar Borrowings as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made or any Eurodollar Borrowing is converted to an ABR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire outstanding amount of the Loans. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

        (d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03.    Requests for Borrowings.    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the requested Borrowing;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) in the case of the funding of the Loan, the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        SECTION 2.04.    [Intentionally Omitted.]

        SECTION 2.05.    Funding of Loans.    (a) Each Lender shall make the Loan to be made by it hereunder on the date requested by Borrower, which shall not be earlier than the Effective Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to accounts of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

        (b)  Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        SECTION 2.06.    Interest Elections.    (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

        (b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

        (c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)  If the Borrower shall fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.07.    Voluntary Reduction of Commitments.    (a) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

        (b)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        SECTION 2.08.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally agrees to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

        (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

        (d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.09.    Prepayment of Loans.    (a) Voluntary Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

        (ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be subject to break funding payments to the extent required by Section 2.14.

        (b)  Mandatory Prepayments.

          (i) Asset Sales. No later than the first Business Day following the date of receipt by the Borrower or any of its subsidiaries of any Net Asset Sale Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, to the extent the amount of such Net Asset Sale Proceeds shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess; provided further that (A) so long as no Default or Event of Default shall have occurred and be continuing, and (B) to the extent that aggregate Net Asset Sale Proceeds from the Effective Date through the applicable date of determination do not exceed $25,000,000, the Borrower shall have the option, directly or through one or more of the Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of the Borrower and the Subsidiaries; further provided that no such prepayment shall be required to be made to the extent it shall be prohibited by any Governmental Authority having jurisdiction over the Borrower or any of the Subsidiaries so long as the Borrower shall have used its best efforts to obtain removal of such prohibition.

          (ii) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by the Borrower or any of the Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, to the extent the amount of such Net Insurance/Condemnation Proceeds shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess; provided further that (A) so long as no Default or Event of Default shall have occurred and be continuing, and (B) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Effective Date through the applicable date of determination do not exceed $25,000,000, the Borrower shall have the option, directly or through one or more of the Subsidiaries, to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of the Borrower and the Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

          (iii) Issuance of Equity Securities. On the date of receipt by the Borrower of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, the Borrower or any of the Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that, to the extent the amount of such net proceeds shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess.

          (iv) Issuance of Debt. On the date (a) of receipt by the Borrower or any of the Subsidiaries of any Cash proceeds from incurrence of any Indebtedness of the Borrower or any of the Subsidiaries or (b) on which the Borrower or any of the Subsidiaries shall be able to incur any Indebtedness pursuant to any bank credit facility or other financing arrangement (other than, in either of cases (a) or (b), with respect to any Exempt Indebtedness and, in the case of (b) only, with respect to any Indebtedness able to be incurred pursuant to the Existing Credit Agreements), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds or amount of Indebtedness available to be incurred under such bank credit facility or other financing arrangement, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided that, to the extent the amount of any such net proceeds or amount of Indebtedness available to be incurred shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess.

          (v) Dividends. On the date of receipt by the Borrower of any Cash proceeds received by the Borrower from dividends paid by AICI, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Cash proceeds; provided that, to the extent the amount of such Cash Proceeds shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess.

          (vi) Scheduled Prepayment. Promptly and in any event no later than one month following the date of consummation of the Acquisition, the Borrower shall prepay the Loans in an aggregate amount equal to $300,000,000.

          (vii) Funding under Existing Credit Agreements. If AICI shall have obtained the AI Insurance Approval, the Borrower shall promptly prepay the Loans in an aggregate amount equal to $600,000,000; provided that, to the extent such aggregate amount shall exceed the aggregate amount of the Loans then outstanding, the Commitments shall be permanently reduced by an amount equal to such excess.

        SECTION 2.10.    Fees.    (a) (i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the aggregate Exposures of all the Lenders.

        Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)  [Intentionally Omitted.]

        (c)  The Borrower agrees to pay to the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents.

        (d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders and, in the case of fees referred to in Section 2.10(c), to the Agents. Fees paid shall not be refundable.

        SECTION 2.11.    Interest.    (a) The portions of the Loans consisting of ABR Borrowings shall bear interest at the Alternate Base Rate plus the Applicable Rate (if any).

        (b)  The portions of the Loans consisting of Eurodollar Borrowings shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (c)  [Intentionally Omitted.]

        (d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

        (e)  Accrued interest on each Loan shall constitute an obligation of the Borrower and shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.12.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

          (b)  the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

        SECTION 2.13.    Increased Costs.    (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.14.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date or in the amount specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to a mounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

        (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

        (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 85 Broad Street, New York, New York 10004, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

        (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

        (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        (e) If any Lender shall fail to make any payment required to be made by it hereunder (including, without limitation, pursuant to Sections 2.05 or 2.16), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

        SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund its Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        SECTION 3.01. Corporate Existence and Standing. The Borrower and (a) each Subsidiary is a corporation, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) each Material Subsidiary has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) each Subsidiary is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.02. Authorization and Validity. The Borrower has all requisite corporate power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Borrower of this Agreement and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings and this Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally which may be in effect and to general principles of equity.

        SECTION 3.03. Compliance with Laws and Contracts. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect. None of the execution and delivery by the Borrower of this Agreement, the application of the proceeds of the Loans, or compliance with the provisions of this Agreement will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations U and X of the Board), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation, by-laws or code of regulations, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require the consent or approval of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.04. Governmental Consents. Except as contemplated by Section 4.01, no order, consent, approval, qualification, license or authorization of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority or self-regulatory organization is or at the relevant time was necessary or required to authorize, or is or at the relevant time was required in connection with, the execution, delivery, consummation or performance or the legality, validity, binding effect or enforceability of this Agreement and the Transactions (other than those which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect).

        SECTION 3.05. Financial Statements. Each of (a) the December 31, 2001, audited consolidated financial statements of AI and its subsidiaries, (b) the unaudited consolidated financial statements of AI and its subsidiaries through March 31, 2002, (c) the December 31, 2001, Annual Statement of AI and (d) the March 31, 2002, Quarterly Statement of AICI (collectively, the "Financial Statements") was prepared in accordance with GAAP or SAP, as applicable, and such Financial Statements fairly present the consolidated financial condition and operations of the Borrower and the Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments). The Borrower has heretofore furnished to the Lenders pro forma financial statements and projections for the Borrower and the Subsidiaries (including the Target) reflecting the consummation of the Acquisition and the Transactions. The pro forma financial statements filed by the Borrower as part of the Form S-4 relating to the Acquisition comply in form with the applicable accounting requirements of the Securities Act.

        SECTION 3.06. Material Adverse Change. No material adverse change in the business, Property, condition (financial or otherwise) or operations of the Parent, or of the Parent and its subsidiaries taken as a whole, has occurred since December 31, 2001.

        SECTION 3.07. Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

        (b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower or Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.08. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement.

        (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate (excluding from such aggregate any Disclosed Matters), could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        SECTION 3.09. Taxes. The Borrower and each Subsidiary has filed or caused to be filed on a timely basis and in correct form all United States federal and applicable material foreign, state and local Tax returns and all other material Tax returns which are required to be filed and have paid all Taxes due pursuant to said Tax returns or pursuant to any assessment received by the Borrower or Subsidiary, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Liens have been filed and no claims are being asserted with respect to any Taxes owed by the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its subsidiaries in respect of any Taxes or other governmental charges are in accordance with GAAP or SAP, as applicable.

        SECTION 3.10. Subsidiaries. Schedule 3.10 hereto contains (a) an accurate list of all of the Borrower's existing subsidiaries as of March 31, 2002, setting forth their respective jurisdictions of incorporation and the percentages of their capital stock owned by the Borrower or other Subsidiaries and (b) an accurate list of each Material Subsidiary as of March 31, 2002, setting forth the percentages of its capital stock owned by the Borrower or other Subsidiaries. As of the date of this Agreement, the Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity or partnership interest in, any Person other than such subsidiaries except (a) for holdings in its general investment portfolio and (b) as otherwise set forth on Schedule 3.10.

        SECTION 3.11. ERISA. Except as disclosed on Schedule 3.11, neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. No Single Employer Plan has any material Unfunded Liability. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

        SECTION 3.12. Defaults. No Default or Event of Default has occurred and is continuing.

        SECTION 3.13. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U or Regulation X of the Board. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, taken as a whole, will be represented by Margin Stock.

        SECTION 3.14. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Borrowing will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 3.15. Insurance Licenses. Schedule 3.15 hereto lists all of the jurisdictions in which the Borrower or any Material Insurance Subsidiary holds a License and is authorized to transact insurance business as of the date of this Agreement and the line or lines of insurance in which such Borrower and each such Material Insurance Subsidiary is engaged. No License held by the Borrower or any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower's knowledge, there is not a sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

        SECTION 3.16. Material Agreements. Except as disclosed on Schedule 3.16, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other internal corporate restriction (a) which could reasonably be expected to have a Material Adverse Effect or (b) except to the extent imposed by applicable state Governmental Authorities, which restricts or imposes conditions upon the ability of any Subsidiary to (i) pay dividends or make other distributions on its Capital Stock, (ii) make loans or advances to the Borrower, (iii) repay loans or advances from the Borrower or (iv) grant Liens to the Administrative Agent to secure the Obligations. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.17. Insurance. The Borrower and each Subsidiary maintains with financially sound and reputable insurance companies insurance on its Property in such amounts and covering such risks as are consistent with sound business practice.

        SECTION 3.18. Subordination Provisions. The subordination provisions contained in the Surplus Notes, and other instruments entered into or issued in respect of the Surplus Notes, are enforceable against AICI and the holders thereof, and the Loans are within the definition of "Indebtedness" included in such provisions.

        SECTION 3.19. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of this Agreement, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of either Borrower, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. As of the date of this Agreement, there is no fact known to the Borrower (other than matters of a general economic nature) that has had since December 31, 2001, or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with this Agreement and the Transactions.

        SECTION 3.20.    Capital Stock and Ownership.    The Capital Stock of the Borrower and each Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 3.20, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there is no Capital Stock of the Borrower or any Subsidiary outstanding which upon conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional Capital Stock of the Borrower or any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of the Borrower or any Subsidiary. Schedule 3.20 correctly sets forth the ownership interest of the Borrower and each Subsidiary in their respective subsidiaries as of the Effective Date after giving effect to the Acquisition.

ARTICLE IV

Conditions

        SECTION 4.01.    Effective Date.    The obligations of the Lenders to make Loans hereunder shall not become effective until the Borrower shall have furnished the following to the Administrative Agent and the other conditions set forth below are satisfied (or waived in accordance with Section 8.02):

        (a)    Charter Documents; Good Standing Certificates.    Copies of the articles of incorporation of the Borrower and AICI, together with all amendments thereto, certified as of a date not earlier than 10 days prior to the date of this Agreement, by the appropriate governmental officer in the State of Indiana, together with (i) a certificate of existence as to the Borrower from the State of Indiana and (ii) a certificate of compliance as to AICI from the Indiana Department of Insurance.

        (b)    [Intentionally Omitted.]

        (c)    By-Laws and Resolutions.    Copies, certified by the Secretary or Assistant Secretary of the Borrower and AICI, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of this Agreement, the Related Agreements, the Acquisition and the Transactions.

        (d)    Secretary's Certificate.    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign this Agreement and to authorize Borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed in writing of any change by the Borrower.

        (e)    Officer's Certificate.    A certificate, dated the date of this Agreement, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that (i) on such date (both before and after giving effect to the consummation of the Acquisition, the Transactions that have been completed on or prior to such date and the making of any Loans hereunder) no Default or Event of Default has occurred and is continuing and (ii) each of the representations and warranties set forth in Article III of this Agreement is true and correct in all material respects on and as of such date.

        (f)    Legal Opinions.    A written opinion addressed to the Administrative Agent and the Lenders of (i) Baker & Daniels, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) David R. Frick, Esq., Executive Vice President and Chief Legal and Administrative Officer of AI, in form and substance reasonably satisfactory to the Administrative Agent.

        (g)    Executed Documents.    Executed originals of this Agreement and the other documents contemplated by this Agreement, which shall be in full force and effect, together with all schedules,

exhibits, certificates, instruments, documents and financial statements required to be delivered pursuant hereto and thereto.

        (h)    Certain Agreements; Organizational and Capital Structure.    Fully executed copies of any agreements (other than the Related Agreements) relating to the capital structure of the Borrower and/or AICI, in form and substance reasonably satisfactory to the Administrative Agent.

        (i)    Payment of Fees.    The Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent due and payable on or prior to the execution of this Agreement, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

        (j)    Consummation of Acquisition.    Evidence in form and substance reasonably satisfactory to the Administrative Agent that, with respect to the consummation of the Acquisition, (i) all conditions to the Acquisition set forth in Article VI of the Merger Agreement and related documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Administrative Agent and (ii) the Acquisition shall have become effective in accordance with the terms of the Merger Agreement and related documents.

        (k)    Cash On Hand.    Evidence in form and substance reasonably satisfactory to the Administrative Agent that the Borrower and the Subsidiaries (other than Insurance Subsidiaries) (immediately after giving effect to the Acquisition) will have Cash and/or Cash Equivalents on hand of not less than $300,000,000 in the aggregate and that such Cash and Cash Equivalents shall be available to repay the Loans after consummation of the Acquisition.

        (l)    Related Agreements.    A fully executed or conformed copy of each Related Agreement, together with copies of any opinions of counsel delivered to the parties under the Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders. Each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by the Administrative Agent to be material, in each case without the consent of the Administrative Agent.

        (m)    Consents and Approvals.    Evidence in form and substance reasonably satisfactory to the Administrative Agent (i) of the Borrower's receipt of all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with this Agreement and all documents, instruments or agreements executed and delivered in connection therewith, the Transactions, the Acquisition and the Related Documents and (ii) that all waiting periods applying in connection with the foregoing shall have expired without any action being taken by any applicable Governmental Authority. In addition to the foregoing, the representations and warranties set forth in Article III of the Merger Agreement shall be true and correct in all material respects as of the Effective Date, or with the prior approval of the Administrative Agent, waived.

        (n)    Litigation.    Evidence in form and substance reasonably satisfactory to the Administrative Agent that there exists no action, suit, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that materially impairs the Acquisition, the financing thereof or any of the Transactions, or that would have a material adverse effect on the Borrower, AICI, the Acquisition, the financing thereof or any of the Transactions.

        (o)    Other.    Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

        SECTION 4.02.    Additional Conditions.    The obligation of each Lender to make its Loan shall be subject to the satisfaction of the following conditions:

        (a) The representations and warranties of the Borrower set forth in Article III of this Agreement shall be true and correct in all material respects on and as of the date the Loan is funded (after giving effect to the Acquisition) (except to the extent any of them expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

        (b) At the time of and immediately after giving effect to the Loan, no Default shall have occurred and be continuing.

ARTICLE V

Covenants

        At all times on and after the date hereof until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

        SECTION 5.01.    Financial Reporting.    The Borrower will maintain, for itself and each of its subsidiaries, a system of accounting established and administered in accordance with GAAP, consistently applied, and will furnish to the Administrative Agent and each Lender:

        (a) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, the consolidated and consolidating statements of income, retained earnings and cash flow of AI and its Subsidiaries for such Fiscal Year, and the related consolidated and consolidating balance sheet of AI and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, accompanied by an opinion of Ernst & Young or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall not be limited as to scope or contain a "going concern" or like qualification or exception and shall state that such financial statements (other than consolidating statements) fairly present the consolidated financial condition and results of operations, as the case may be, of AI and its Subsidiaries in accordance with GAAP as at the end of, and for, such Fiscal Year.

        (b) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated unaudited balance sheets of AI and its Subsidiaries as at the close of each such period and related consolidated statements of income, retained earnings and cash flow for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in comparative form results of the corresponding period in the preceding Fiscal Year, all certified by the chief financial officer or treasurer of AI as fairly presenting the consolidated financial condition and results of operations of AI and its Subsidiaries for such period in accordance with GAAP (subject to normal year-end adjustments).

        (c) As soon as practicable and in any event within 90 days after the close of each Fiscal Year, copies of the unaudited Annual Statement of AICI, certified by the chief financial officer or treasurer of AICI as fairly presenting the financial condition and results of operations of AICI in accordance with SAP consistently applied throughout the periods reflected therein.

        (d) As soon as practicable and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, copies of the unaudited Quarterly Statement of AICI, certified by the chief financial officer or treasurer of AICI a fairly presenting the financial condition and results of operations of AICI in accordance with SAP consistently applied throughout the periods reflected therein.

        (e) Promptly, and in any event within 15 days after learning thereof, notification of any change after the date hereof in the ratings by Moody's or S&P of the Index Debt.

        (f) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate signed by the chief financial officer or treasurer of AI showing the calculations necessary to determine compliance with Sections 5.10 and 5.14 of this Agreement and stating that no Default has occurred, or if a Default has occurred, stating the nature and status thereof and the details of any action taken or proposed to be taken with respect thereto.

        (g) As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred, a statement, signed by the chief financial officer or treasurer of AI, describing such Termination Event and the action which AI proposes to take with respect thereto.

        (h) Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which AI or any Subsidiary files with (i) the Securities and Exchange Commission or (ii) to the extent that it contains information indicating that an event or circumstance constituting or resulting in a Material Adverse Effect has occurred, the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by AI or any Subsidiary pursuant to any insurance holding company act or related rules or regulations).

        (i) As soon as possible (i) after learning thereof, notice that the Blue Cross Blue Shield Association is taking or intends to take action to terminate or materially modify any Blue Cross/Blue Shield license arrangement of AI or an Insurance Subsidiary, and (ii) after taking such action, notice of any action by such Borrower to materially modify such arrangement.

        (j) Such other information as the Administrative Agent or any Lender may from time to time reasonably request.

        (k) Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b) and clause (i) of Section 5.01(h) shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower's website on the Internet at http://www.Anthem.com or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 5.01(f) and provided further that the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b) and clause (i) of Section 5.01(h) after the date delivery is required thereunder to any Lender which requests such delivery within five Business Days after such request.

        SECTION 5.02.    Use of Proceeds.    The Borrower will use the proceeds of the Loans to finance a portion of the cash portion of the purchase price of the Acquisition. The Borrower will not, nor will it permit any of the Subsidiaries to, own Margin Stock to the extent the value of such Margin Stock would exceed 25% of the value of the assets of AI and its consolidated Subsidiaries that are subject to Section 5.10 or 5.12 or to use any of the proceeds of the Loans to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

        SECTION 5.03.    Notice of Material Events.    The Borrower will give prompt notice in writing to the Lenders of (a) the occurrence of any Default, (b) the occurrence of any other development, financial or otherwise, relating specifically to AI or any Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by AI or any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of AI or any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any judicial or administrative order limiting or controlling the business of AI or any of its subsidiaries (and not the industry in which AI or such subsidiary is engaged generally) which has been issued or adopted which could reasonably be expected to have a Material Adverse Effect, (f) the receipt of any notice from the Indiana Insurance Commissioner or any other Governmental Authority of the revocation or suspension of, or the institution of any proceedings to revoke or suspend, the AI Insurance Approval or (g) the commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.04.    Conduct of Business.    The Borrower will, and will cause each of its subsidiaries to, (i) carry on and conduct its business only in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) (w) with respect to the Borrower and each Insurance Subsidiary, only engage in the insurance business or the business of a holding company owning entities engaged in the insurance business or the business of insurance or reasonably incidental activities, (x) with respect to each other Subsidiary, only engage in other activities reasonably incidental to the insurance business, all substantially to the extent in which it is engaged as of the date hereof, provided, that any subsidiary or subsidiaries with an aggregate net worth, determined in accordance with GAAP, of less than 10% of the Net Worth of AI, may engage in other activities, (y) do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and its jurisdiction of domicile and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect, and (z) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for the Borrower or any Insurance Subsidiary to conduct business in compliance with all applicable laws and regulations; provided, that the Borrower or any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Borrower's or such Insurance Subsidiary's Board of Directors to be in the best interest of the Borrower or such Insurance Subsidiary, as applicable, and could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.05.    Taxes.    The Borrower will, and will cause each of its subsidiaries to, timely file complete and correct United States federal and applicable material foreign, state and local Tax returns required by applicable law and pay when due all Taxes, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or SAP, as applicable.

        SECTION 5.06.    Insurance.    The Borrower will, and will cause each of its subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all of its Property in such amounts and covering such risks as is consistent with sound business practice (or, to an extent not in excess of that customarily employed by Persons engaged in the same or similar business similarly situated, by self-insurance), and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

        SECTION 5.07.    Compliance with Laws.    The Borrower will, and will cause each of its subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

        SECTION 5.08.    Maintenance of Properties.    The Borrower will, and will cause each of its Material Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        SECTION 5.09.    Inspection.    The Borrower will, and will cause each of its Material Subsidiaries to, permit the Administrative Agent and each Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower or such Material Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower or such Material Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each of its subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender may designate upon reasonable notice. The Borrower will keep or cause to be kept, and cause each of its subsidiaries to keep or cause to be kept, appropriate records and books of account in which complete entries are made reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP or SAP, as applicable, consistently applied.

        SECTION 5.10.    Fundamental Changes.    (a) The Borrower will not, nor will it permit any of its subsidiaries to, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, merge or consolidate with any other corporation, or sell, lease or otherwise dispose of all or any part of its assets (other than in the ordinary course of business), except that, so long as no Default then exists or would result therefrom:

          (i)    Subsidiaries which are not Material Subsidiaries may be liquidated or dissolved and their affairs wound up;

          (ii)  the Borrower or any Subsidiary may merge, consolidate or amalgamate with any other Person; provided, that the Borrower or such Subsidiary, as the case may be, is the surviving, continuing or resulting Person in such merger, consolidation or amalgamation and, in the case of a Subsidiary, continues to be a Subsidiary;

          (iii)  any Subsidiary (other than AICI) may merge into the Borrower or another Subsidiary;

          (iv)  any Subsidiary may sell, lease or otherwise dispose of any of its assets (whether now owned or hereafter acquired and including shares of capital stock, receivables and leasehold interests) to the Borrower or to another Subsidiary;

          (v)  the Borrower may sell, lease or otherwise dispose of less than all of its assets (whether now owned or hereafter acquired and including shares of capital stock, receivables and leasehold interests) to any Person, and any Subsidiary may sell, lease or otherwise dispose of all or any part of its assets to a Person other than the Borrower or another Subsidiary (whether in connection with a merger, consolidation or amalgamation of such Subsidiary into a Person other than the Borrower or another Subsidiary or otherwise), in each case, for a consideration which represents the fair market value of such assets (as determined in good faith by an Authorized Officer of the Borrower or such Subsidiary) at the time of such sale, lease or other disposition; provided, that immediately after such sale, lease or other disposition and after giving effect thereto, the aggregate market value of all assets so sold, leased or otherwise disposed of by AI and the Subsidiaries during any Fiscal Year does not exceed 10% of the consolidated assets of the Parent and its subsidiaries as shown in the consolidated financial statements of the Parent and the Subsidiaries as at the end of the Fiscal Year next preceding the date on which such determination is made; and

          (vi)  the consummation of the Acquisition shall be permitted to occur.

        (b)  The Borrower shall not, nor shall it permit any of its subsidiaries to, at any time, acquire any assets of or interests in any other Person, provided that (x) the consummation of the Acquisition shall be permitted to occur and (y) the Subsidiaries may acquire all or substantially all of the assets of or a majority of the voting Capital Stock in any other Person or Persons (any such acquisition, a "Control Purchase") for a total consideration not to exceed $600,000,000.

        SECTION 5.11.    Investments and Purchases.    The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except for (x) in the case of the Borrower, Investments in the ordinary course of business and (y) in the case of any Subsidiary, Investments and Purchases made in the ordinary course of business consistent with such Subsidiary's investment policies, that, in the case of any Insurance Subsidiary, are approved by applicable insurance departments or commissioners or otherwise permitted by, or not prohibited by, applicable insurance laws, provided that the sum of (a) the aggregate amount of Investments and Purchases made pursuant to clause (y) of this Section 5.11 that constitute Control Purchases plus (b) the total consideration paid for acquisitions pursuant to clause (y) of the proviso to Section 5.10(b) shall not exceed $600,000,000.

        SECTION 5.12.    Liens.    The Borrower will not, nor will it permit any Subsidiary to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

        SECTION 5.13.    Affiliates.    The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any transaction with, any of its respective Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable than the Borrower or Subsidiary could obtain or could be entitled to in an arm's-length transaction with a Person which is not an Affiliate.

        SECTION 5.14.    Financial Covenants.    AI on a consolidated basis with the Subsidiaries shall:

          (a)  Minimum Net Worth. Maintain a minimum Net Worth as of the last day of each Fiscal Quarter after the Effective Date of an amount at least equal to the sum of (a) 75% of the Net Worth of AI and the Subsidiaries (immediately after giving effect to the Acquisition) as of the Effective Date plus (b) 50% of positive Net Income, if any, of the Parent for each Fiscal Quarter ending after the first Fiscal Quarter to end after the Effective Date and prior to the time of determination.

          (b)  Total Debt to Capital Ratio. At all times after the date hereof, maintain a Total Debt to Capital Ratio of not more than 40%.

          (c)  Interest Coverage Ratio. Not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2002, to be less than 4.00:1.00.

        SECTION 5.15.    Change in Corporate Structure; Fiscal Year.    The Borrower shall not, nor shall it permit any of its subsidiaries to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation, by-laws or code of regulations which is materially adverse to the interests of the Lenders or (b) change its Fiscal Year to end on any date other than December 31 of each year.

        SECTION 5.16.    Inconsistent Agreements.    The Borrower shall not, nor shall it permit any of its subsidiaries to, enter into any material indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the Acquisition, the Transactions or the Obligations, the amending of this Agreement or the ability of any Material Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower (other than as required by applicable state Governmental Authorities), or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by the Borrower of any of the Obligations or the Transactions.

        SECTION 5.17.    ERISA Compliance.    With respect to each Plan, neither the Borrower nor any Subsidiary nor any member of the Controlled Group shall:

          (a)  engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (b) or (c)) could be imposed;

          (b)  (i) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (a), (b)(ii) or (c)), whether or not waived, or (ii) permit any Unfunded Liability to exceed $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (a), (b)(i) or (c));

          (c)  permit the occurrence of any Termination Event which could result in a liability to such entity in excess of $15,000,000 for such Plan and all other Plans in the aggregate (less any amount outstanding under clause (b) or (a));

          (d)  be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to such Plan if it is a Multiemployer Plan or a "substantial employer" (as such term is defined in Section 4001(a)(2) of ERISA) required to contribute to such Plan if it is a Multiemployer Plan if the same could reasonably be expected to have a Material Adverse Effect; or

          (e)  permit the establishment or amendment of such Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to such Plan which could result in liability to the Borrower or any member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        SECTION 5.18.    Subsidiary Indebtedness.    The Borrower will not permit any Subsidiary to incur or suffer to exist any Indebtedness other than (a) Indebtedness of Subsidiaries outstanding on the date hereof, (b) Capitalized Lease Obligations and Rate Hedging Obligations, in each case incurred in the ordinary course of business on and after (i) in the case of any Subsidiaries other than the Target and its subsidiaries, the date hereof and (ii) in the case of the Target and its subsidiaries, the Effective Date, (c) Indebtedness of a Subsidiary borrowed from the Borrower or another Subsidiary and (d) on and after the Effective Date, Indebtedness of the Target and its subsidiaries existing as of the Effective Date and permitted by the Merger Agreement.

        SECTION 5.19.    Filing of Agreement.    Promptly and in any event within 45 days following the Effective Date, the Borrower shall file a copy of this Agreement and the schedules hereto as a material contract with the Securities and Exchange Commission. The Borrower shall file any amendments to or waivers of any provisions of this Agreement and the schedules hereto with the Securities and Exchange Commission, promptly following the date of effectiveness thereof.

        SECTION 5.20.    AICI Restrictions.    The Borrower shall (a) use commercially reasonable efforts to cause AICI to renegotiate the 364-Day Facility to obtain, prior to September 30, 2002, an extension of the maturity thereof for an additional 364-day period; (b) cause AICI to pay annual dividends of no less than the maximum ordinary amount permitted under applicable regulatory guidelines; and (c) not permit AICI to make any additional drawing under the Existing Credit Agreements.

        SECTION 5.21.    Restricted Junior Payments.    The Borrower shall not, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that the Borrower may purchase or otherwise acquire shares of Capital Stock of the Borrower for aggregate consideration not exceeding $400,000,000.

        SECTION 5.22.    Special Covenant.    The Borrower hereby agrees that if, after the date hereof, either of the Existing Credit Agreements shall be amended, restated, supplemented, refinanced or otherwise modified so as to increase by any increment the rates at which interest and/or facility or similar fees shall accrue thereunder, then this Agreement shall be deemed automatically amended so that the rates at which interest and/or facility fees, as applicable, shall accrue under this Agreement shall be correspondingly increased by such increment, provided that no such amendment of this Agreement shall be deemed to occur to the extent that any such incremental increase has occurred under either of the Existing Credit Agreements solely by reason of a change in the rating assigned by S&P and/or Moody's to the Index Debt (as defined under the Existing Credit Agreements).

        In connection with the foregoing, the Borrower agrees, concurrently with the preparation of the documentation for any amendment, restatement, supplement, refinancing or other modification (a "Modification") that will trigger the requirements of the foregoing paragraph, to prepare and deliver to the Administrative Agent for execution, an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in order that the provisions of the preceding paragraph may be implemented concurrently with the execution of any Modification. The Borrower shall provide the Administrative Agent with a copy of the documentation for any Modification promptly upon the Modification becoming effective, and (except to the extent that furnishing the same to the Administrative Agent would either breach a legal requirement to keep the same confidential, or would be competitively disadvantageous to the banks or other parties providing the credit facilities under the Existing Credit Agreements) copies of drafts of such documentation as they are prepared. In addition, the Borrower shall obtain any authorizations, approvals or consents of, or any filings or registrations with, any Governmental Authority, or any securities exchange, that are necessary to implement the amendments described in this paragraph and to make the undertakings of the Borrower in respect thereof, valid and enforceable.

ARTICLE VI

Events of Default

        If any of the following events ("Events of Default") shall occur:

        (a) any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement or the Transactions, or any certificate or information delivered in connection with this Agreement or the Transactions, shall be false in any material respect on the date as of which made, deemed made, or delivered;

        (b) (i) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

        (c) the breach by the Borrower or any Subsidiary of any of the terms or provisions of Section 5.02, Section 5.03(a) or Sections 5.10, 5.11, 5.12 (to the extent that a Lien was created, assumed, incurred or permitted to exist in violation thereof with the knowledge or approval of a Financial Officer) or 5.13 through 5.22, or by any member of the Controlled Group of Section 5.17;

        (d) the breach by the Borrower (other than breaches specified in clause (a), (b) or (c) of this Article) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (i) first knowledge thereof by the Borrower and (ii) written notice from the Administrative Agent or any Lender;

        (e) the default by the Borrower or any Subsidiary in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $30,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment) prior to the stated maturity thereof;

        (f) the Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding-up, liquidation, reorganization, rehabilitation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this clause (f), (vi) fail to contest in good faith any appointment or proceeding described in clause (g) of this Article or (vii) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due;

        (g) without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator, conservator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or its Property, or a proceeding described in clause (f)(iv) of this Article shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days;

        (h) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its subsidiaries which, when taken together with all other Property of the Borrower and its subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion;

        (i) there is entered against the Borrower or any of its subsidiaries (i) a final judgment or order for the payment of money in excess of $30,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $30,000,000) which has not been paid, bonded or otherwise discharged within 30 days after such judgment becomes final, or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect which has not been bonded or discharged within 30 days after such judgment becomes final and, in either case, such judgment or order has not been stayed on appeal or is not otherwise being appropriately contested in good faith;

        (j) any License of AICI or any Insurance Subsidiary, the loss of which could reasonably be expected to have a Material Adverse Effect, (i) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against AICI or such Insurance Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of 30 days, or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reinsurance or renewal by AICI or such Insurance Subsidiary;

        (k) the Borrower or any Insurance Subsidiary shall be fined by or at the request of any state insurance regulatory agency as a result of such violation by the Borrower or Insurance Subsidiary of such state's applicable insurance laws or the regulations promulgated in connection therewith and the imposition of such fine or the payment thereof could reasonably be expected to have a Material Adverse Effect;

        (l) the Borrower or any Insurance Subsidiary shall become subject to (i) any conservation or liquidation order, directive or mandate issued by any Governmental Authority or (ii) any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, which in either case is not stayed within 10 days; or

        (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same time or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

The Administrative Agent

        Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

        The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default, except with respect to defaults in the payment of principal, interest, fees or other amounts required to be paid to the Administrative Agent for the account of the Lenders, unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent" or a "documentation agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative

Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

Miscellaneous

        SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

        (a) if to a Borrower, to it at Anthem, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention of Treasurer (Telecopy No. 317-488-6160);

        (b) if to the Administrative Agent, to Goldman Sachs Credit Partners L.P., 85 Broad Street, New York, New York 10004, Attention of Sandra Stulberger or Erin Smith (Telecopy No. 212-357-4597); and

        (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

        (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

        SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

        (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment was incurred) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

        (d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

        (e) All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Exposure); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, or an assignment by or to GSCP, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Exposure, the amount of the Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

        (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b)(ii) or (iii) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

        (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

        (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle utilized by such Granting Lender (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.

Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with prior notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection (h) may not be amended without the written consent of each SPC which has Loans outstanding at the time such amendment is made. Except for its obligation to fund any portion of its Commitment that is actually funded by an SPC, the obligations of the Granting Lender under this Agreement shall remain unchanged, the Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with the Granting Lender in connection with the Granting Lender's rights and obligations under this Agreement. Except as otherwise provided in this subsection (h), the Granting Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

        SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Properties in the courts of any jurisdiction.

        (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANTHEM, INC.
by:	/s/ MICHAEL L. SMITH Name: Michael L. Smith Title: Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS, L.P., individually and as Administrative Agent, Sole Lead Arranger and Bookrunner
by:	/s/ R. T. WAGNER Authorized Signatory

BANK OF AMERICA, N.A., individually and as Co-Syndication Agent
by:	/s/ JOSEPH L. CORAH Name: Joseph L. Corah Title: Principal

J.P. MORGAN CHASE BANK, individually and as Co-Syndication Agent
by:	/s/ ROBERT BOTTAMEDI Name: Robert Bottamedi Title: Vice President

FLEET NATIONAL BANK, individually and as Documentation Agent
By:	/s/ STEPHEN E. BURSE Name: Stephen E. Burse Title: Senior Associate

WACHOVIA BANK, NATIONAL ASSOCIATION, individually
By:	/s/ LANCE P. BLACK Name: Lance P. Black Title: Director

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, individually
By:	/s/ DEBRA L. LASKOWSKI Name: Debra L. Laskowski Title: Managing Director
By:	/s/ MICHAEL F. DAVIS Name: Michael F. Davis Title: Director

THE BANK OF NEW YORK, individually
By:	/s/ MICHAEL FLANNERY Name: Michael Flannery Title: Vice President

QuickLinks

  EXHIBIT 10.28 Execution Copy
ARTICLE I Definitions
ARTICLE II The Credits
ARTICLE III Representations and Warranties
ARTICLE IV
Conditions
ARTICLE V
Covenants
ARTICLE VI Events of Default
ARTICLE VII The Administrative Agent
ARTICLE VIII Miscellaneous